Exhibit 99.1

PRESS RELEASE

Datameg Announces Management Change

Bill Mortimer Steps Down as QoVox General Manager

Boston, MA., December 14, 2005 – Datameg Corporation (OTCBB:DTMG) today announced that Bill Mortimer has stepped down as General Manager of Datameg’s QoVox subsidiary, effective December 30, 2005. Mortimer, a Canadian citizen, along with Datameg officials and advisors were unable to obtain an H1-B Visa from the U.S. Citizenship and Immigration Services (USCIS) that would permit Mortimer to work full time in the U.S. The successful build-out and marketing of the QoVox products and services requires a resident General Manager. Mortimer has agreed to stay on as QoVox general manager through the end of the year upon which he will return to his previous role as consultant to the organization. Mortimer will maintain his position on Datameg’s board of directors. Dan Ference will continue to serve in his capacity as Chief Operating Officer for QoVox, as he has during the past seven months, thus ensuring continuity in the company’s business operations.

“During his tenure as QoVox’s general manager, Bill has helped develop and put in place what we believe is a plan for success. We look forward to Bill’s continuing presence with the company both as a Board member and as a consultant” stated Datameg Chairman, Chief Executive Officer and President, Mark P. McGrath.

According to information obtained by the company, the USCIS approved 65,000 H1-B Visas for 2005 and the next application period begins April of 2006 for visas that would not be effective until October of 2006. Mortimer joined QoVox during August of 2005 and immediately began the application process; however, the USCIS filled their allocation of H1-B visa with qualified applicants who had submitted their applications earlier in the year.

“We’ve considered a variety of alternatives and options but none seem to work for me and my family,” noted Mortimer. “I have confidence in the technology and business opportunity and I am anxious to assist making this business successful.”

About Datameg

Datameg Corporation (OTCBB: DTMG) is an emerging company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg’s wholly-owned subsidiary QoVox Corporation, the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony.

Safe Harbor

Certain statements contained herein are forward looking. These forward looking statements are based on current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including the company’s history of operating losses, the need for additional financing, failure of the company’s products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of the company’s products, and changes in the VoIP industry. These risks, uncertainties and assumptions are detailed in documents filed or furnished by the company with the Securities and Exchange Commission.

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Media/Industry Analysts Contact:	Investor Contact:
Constantine Theodoropulos	James J. Flanagan
President	President
Boston Communications, Inc.	Aspire Communications, Inc.
617.619.9801	781.863.1333
ctheo@bcww.com	jflanagan@aspirepr.com